UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2025 ( July 16, 2025)

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On July 16, 2025, Energy Fuels Inc. (the "Company") entered into an employment agreement (the "Agreement") with Nathan R. Bennett, the Company's Chief Financial Officer ("Mr. Bennett"), which is effective as of July 10, 2025 (the "Effective Date"), pursuant to which Mr. Bennett will continue to serve as the Chief Financial Officer of the Company. The Agreement has a term ending on the second anniversary of the Effective Date (the "Initial Expiration Date"). If neither the Company nor Mr. Bennett provides written notice of intent not to renew this Agreement by ninety (90) days prior to the Initial Expiration Date, this Agreement shall be automatically renewed for twelve (12) additional months, and if neither Company nor Mr. Bennett provides written notice of intent not to renew this Agreement prior to ninety (90) days before the end of such additional 12-month period, the Agreement shall continue to be automatically renewed for successive additional 12-month periods until such time as either the Company or Mr. Bennett provides written notice of intent not to renew prior to ninety (90) days before the end of any such renewal period.

Pursuant to the Agreement, Mr. Bennett will receive an annual base salary of US$295,000, subject to review and increase at the discretion of the Company. In addition, Mr. Bennett has a cash bonus opportunity during each calendar year with a target equal to 60% of his base salary (the "Target Cash Bonus"), and an equity award opportunity during each calendar year with a target value equal to 75% of his base salary.

The Company may terminate the Agreement for "Just Cause," without "Just Cause" or in the event of a "Disability," as each are defined in the Agreement. Mr. Bennett may terminate his employment for "Good Reason," as defined in the Agreement, upon the occurrence of any of the events therein specified, or without "Good Reason" upon 30 days' prior written notice given to the Company.

In the event Mr. Bennett's employment is terminated by the Company without Just Cause or upon a Disability, or Mr. Bennett elects to resign for Good Reason, or upon his death, he or his estate will be entitled to severance pay equal to 2.0 times the sum of his base salary and the Target Cash Bonus for the full year in which the date of termination occurs, plus all accrued obligations, less required withholdings. The estimated amount payable to Mr. Bennett in the case of such a termination, assuming that the termination took place on December 31, 2025, would be a cash payment in the amount of US$944,000. Mr. Bennett is subject to a non-solicitation agreement, attached as Exhibit B to the Agreement. During the term of the Agreement, Mr. Bennett may not solicit any business from any customer, client or business relation of the Company, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Company.

The foregoing description of the Agreement between the Company and Mr. Bennett is qualified in its entirety by reference to the actual terms of the Agreement, and all documents attached thereto, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement by and between Energy Fuels Resources (USA) Inc., Energy Fuels Inc., and Nathan R. Bennett dated July 10, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: July 22, 2025	By: /s/ David C. Frydenlund David C. Frydenlund Executive Vice President, Chief Legal Officer and Corporate Secretary